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                                                                EXHIBIT 23(d)-4a

                             AGREEMENT TO TERMINATE
                                       THE
                          INVESTMENT ADVISORY AGREEMENT
                         BETWEEN BBOI WORLDWIDE LLC AND
                       BERGER INSTITUTIONAL PRODUCTS TRUST
                               WITH RESPECT TO THE
                      BERGER/BIAM IPT - INTERNATIONAL FUND

         This AGREEMENT TO TERMINATE THE INVESTMENT ADVISORY AGREEMENT (the "Termination Agreement") is made effective the 12th of May, 2000 between BBOI Worldwide LLC, a Delaware limited liability company ("BBOI"), and BERGER INSTITUTIONAL PRODUCTS TRUST, a Delaware business trust ("BIPT"), with respect to BERGER IPT - INTERNATIONAL FUND (the "Fund"), a series of BIPT.

         WHEREAS, BBOI and BIPT entered into that certain Investment Advisory Agreement dated May 1, 1997, whereby BBOI provides investment advisory services to the Fund (the "Agreement");

         WHEREAS, BBOI and BIPT desire to terminate the Agreement in the manner hereinafter set forth;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BBOI and BIPT agree as follows:

         1. Termination of the Agreement. The Agreement is hereby terminated.

         2. Effect of Termination. Each party's rights, remedies, and obligations under the Agreement are terminated without any liability whatsoever to the other party.

         IN WITNESS THEREOF, the parties have caused this Termination Agreement to be executed by their duly authorized officers effective as of the date first written above.


BBOI WORLDWIDE LLC

By:
   ----------------------------------
Name: Jack R. Thompson
Title:   Co-Chief Executive Officer


BERGER INSTITUTIONAL PRODUCTS TRUST,
with respect to the BERGER IPT - INTERNATIONAL FUND

By:
   ----------------------------------
Name:  Jack R. Thompson
Title:    President